Exhibit 99.1

KLA-Tencor Adds Robert Calderoni to its Board and

Names Brian Martin as Senior Vice President, General Counsel and Corporate Secretary

SAN JOSE, California, April 2, 2007 – KLA-Tencor Corporation (Nasdaq: KLAC) today announced the election of Robert M. Calderoni as a Class I director at the Company’s Annual Meeting of Stockholders held on March 29, 2007. Mr. Calderoni, 47, is the Chairman of the Board and Chief Executive Officer of Ariba, Inc. He has served in senior executive roles at Ariba since 2001 and was previously the Chief Financial Officer of Avery Dennison Corporation. He was also appointed to the Audit Committee of the Board of Directors.

Also at the Annual Meeting, the three incumbent Class II directors, H. Raymond Bingham, Robert T. Bond and David C. Wang, were elected for three year terms, and the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007 was ratified.

KLA-Tencor also announced today the appointment of Brian M. Martin to the positions of Senior Vice President, General Counsel and Corporate Secretary, effective April 1, 2007. Mr. Martin, 45, served in senior legal positions at Sun Microsystems, Inc. for the past 10 years, most recently as Vice President, Corporate Law Group, responsible for legal requirements associated with Sun’s corporate securities, mergers, acquisitions and alliances, corporate governance and Sarbanes-Oxley compliance, and litigation management. Mr. Martin also supported Sun’s worldwide sales activities and for several years served as its chief antitrust counsel. In addition, Mr. Martin is an adjunct professor of law at the School of Law of the State University of New York at Buffalo, where he instructs on ethics and corporate counseling. Prior to his career at Sun, Mr. Martin was in private practice where he had extensive experience in antitrust and intellectual property litigation

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com.

Contact:

Kyra Whitten

Senior Director, Corporate Communications

Phone: (408) 875-7819